EXHIBIT 5.1

                          [CONNER & WINTERS LETTERHEAD]

                             CONNER & WINTERS, P.C.

                                     LAWYERS

                             3700 FIRST PLACE TOWER
                              15 EAST FIFTH STREET
                           TULSA, OKLAHOMA 74103-4344
                                 (918) 586-5711
                               FAX (918) 586-8982

                                  June 28, 2002

Beta Oil & Gas, Inc.
6120 South Yale, Suite 813
Tulsa, Oklahoma 74136

         Re:      Beta Oil & Gas, Inc.
                  Registration Statement on Form S-3
                  File No. 333-
                  (the "Registration Statement")

Gentlemen:

         We have acted as counsel for Beta Oil & Gas, Inc., a Nevada Corporation (the "Company"), in connection with the proposed offer and sale by certain stockholders of the Company (the "Selling Stockholders") of up to 1,157,186 shares of the Company's Common Stock, $0.001 par value per share (the "Shares"). Sales of the Shares may be effected by the Selling Stockholders from time to time in one or more types of transactions described in the Registration Statement.

         In reaching the conclusions expressed in this opinion, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assume the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are, or in the case of (i) Shares issuable upon exercise of warrants held by Selling Stockholders, when issued, delivered and paid for in accordance with the terms and conditions of the relevant warrant agreement, or
(ii) Shares issuable upon the conversion of preferred stock held by Selling Stockholders, when issued in accordance with the rights and designations of the preferred stock, will be, validly issued, fully paid and non-assessable shares of Common Stock of the Company when sold as set forth in the Registration Statement.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the prospectus constituting a part thereof under the caption "Legal Opinion."

                                        Yours very truly

                                        CONNER & WINTERS, P.C.

                                        /s/ CONNER & WINTERS